Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 7, 2023, with respect to the consolidated financial statements of Fathom Digital Manufacturing Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference on this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

April 13, 2023